Exhibit 99.1

FOR IMMEDIATE RELEASE: 9/5/2024

CAPITAL BANCORP AND INTEGRATED FINANCIAL HOLDINGS ANNOUNCE RECEIPT OF ALL REQUIRED APPROVALS FOR MERGER

Rockville, MD - Capital Bancorp, Inc. (NASDAQ: CBNK), the holding company for Capital Bank N.A., and Integrated Financial Holdings, Inc. (“IFH”), the holding company for West Town Bank & Trust and Windsor Advantage, announced today the receipt of regulatory approval from the Office of the Comptroller of the Currency (OCC) for the proposed merger of IFH with and into CBNK.

CBNK previously announced that it has also received approval from the Federal Reserve Bank of Richmond, acting on delegated authority from the Board of Governors of the Federal Reserve System, for the merger. The merger, which was announced March 28, 2024, was also approved by the shareholders of both CBNK and IFH on August 15, 2024. The parties have now received all required approvals necessary to consummate the merger, which remains subject to other customary closing conditions. Assuming the conditions are satisfied, CBNK and IFH are expected to complete the merger early in the fourth quarter of 2024.

“We are pleased to have received all required approvals and are looking forward to the next chapter of growth for Capital Bank,” said Ed Barry, Chief Executive Officer of CBNK. “This acquisition is expected to result in immediate scale within the USDA and SBA verticals both from an origination and a servicing perspective; it is also a continuation of our strategy to build a business that is diversified across a number of high risk-adjusted return verticals that create value for our customers and shareholders. Our pro forma capital and liquidity position will enable us to participate in the substantial C&I lending and fee income opportunity that we believe exists within IFH’s businesses. The transaction adds to and strengthens our nationwide franchises and product offerings, which will allow us to better serve our customers.”

Pro forma for the acquisition, the combined company is expected to have approximately $3.0 billion in assets with a diversified loan and deposit base and approximately 70% net income contribution from commercial banking.

MEDIA CONTACT: Ed Barry (240) 283-1912
FINANCIAL CONTACT: Dominic Canuso (301) 468-8848 x1403

Forward Looking Statements

This release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to CBNK’s and IFH’s beliefs, goals, intentions, and expectations regarding the proposed transaction and anticipated financial results; our estimates of future costs and benefits of the actions we may take; our ability to achieve our financial and other strategic goals; the expected timing of completion of the proposed transaction; the expected costs of the transaction; the expected cost savings, synergies and other anticipated benefits from the proposed transaction; and other statements that are not historical facts.

Forward‐looking statements are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “should,” “will,” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. These forward-looking statements include, without limitation, those relating to the terms, timing and closing of the proposed transaction.

Additionally, forward‐looking statements speak only as of the date they are made; CBNK and IFH do not assume any duty, and do not undertake, to update such forward‐looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise, except as required by law. Furthermore, because forward‐looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those indicated in such forward-looking statements as a result of a variety of factors, many of which are beyond the control of CBNK and IFH. Such statements are based upon the current beliefs and expectations of the management of CBNK and IFH and are subject to significant risks and uncertainties outside of the control of the parties. Caution should be exercised against placing undue reliance on forward-looking statements. The factors that could cause actual results to differ materially include, but are not limited to, the following: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive Merger Agreement between CBNK and IFH; the outcome of any legal proceedings that may be instituted against CBNK or IFH; the possibility that the proposed transaction will not close when expected or at all because conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated; the ability of CBNK and IFH to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the common stock of CBNK; the possibility that the anticipated benefits of the proposed transaction will not be realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where CBNK and IFH do business; certain restrictions during the pendency of the proposed transaction that may impact the parties’ ability to pursue certain business opportunities or strategic transactions; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the Merger within the expected timeframes or at all and to successfully integrate IFH’s operations and those of CBNK; such integration may be more difficult, time consuming or costly than expected; revenues following the proposed transaction may be lower than expected; IFH’s and CBNK’s success in executing their respective business plans and strategies and managing the risks involved in the foregoing; the dilution caused by CBNK’s issuance of additional shares of its CBNK stock in connection with the proposed transaction; effects of the announcement, pendency or completion of the proposed transaction on the ability of IFH and CBNK to retain customers and retain and hire key personnel and maintain relationships with their suppliers, and on their operating results and businesses generally; risks related to the potential impact of general economic, political and market factors on the companies or the proposed transaction and other factors that may affect future results of IFH and CBNK; the effects of inflation on IFH, CBNK and the proposed transaction; the impact of changing interest rates on IFH and CBNK; and the other factors discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of CBNK’s Annual Report on Form 10‐K for the year ended December 31, 2023 and in other reports CBNK files with the SEC.